Exhibit 99.1

Armored AutoGroup Inc. (“Armored AutoGroup” or the “Company”) today announced 2012 fourth quarter and year end financial results.  The Company generated net sales of $306.5 million for the year ended December 31, 2012 compared to net sales of $281.3 million for the year ended December 31, 2011.  Net sales in the Company’s North American market increased on a year-over-year basis by $19.8 million (9 percent) to $231.9 million for the year ended December 31, 2012.  Net sales in the Company’s international markets increased 8%  to $74.5 million for the year ended December 31, 2012 .  The Company experienced a net loss of $45.8 million for the year ended December 31, 2012 principally due to non-cash charges of $36.7 million for amortization expense and $24.1 million for goodwill impairment.  For the year ended December 31, 2011, the Company’s net loss was $17.7 million, inclusive of non-cash amortization expense of $36.7 million and no goodwill impairment charge.   The Company generated Adjusted EBITDA of $83.6 million for the year ended December 31, 2012 compared to Adjusted EBITDA of $91.3 million for the comparable period in 2011.  The decrease in year-over-year Adjusted EBITDA is principally due to higher advertising and promotion expense incurred to support the Company’s Armor All and STP brands and higher selling and administration costs consistent with the Company’s standalone operating structure.

Armored AutoGroup has provided a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA in the accompanying EBITDA and Adjusted EBITDA Reconciliation.

For the quarter ended December 31, 2012, the Company generated net sales of $69.0 compared to net sales of $59.5 for the comparable prior year period, an increase of 14%.  Adjusted EBITDA increased from $15,831 for the quarter ended December 31, 2011 to $16,600 in the quarter ended December 31, 2012 due to increased sales partially offset by higher adverstising and promotion costs for the comparable 2011 quarter.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup Inc., headquartered in Danbury, CT, is primarily comprised of the Armor All® and STP® brands. The current product line of Armor All protectants, wipes, tire and wheel care products, glass cleaners, air freshners, leather care products and washes is designed to clean, shine, refresh and protect interior and exterior automobile surfaces. The offering of STP oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and ‘‘Do-it-Yourselfers’’. The Company has a diversified geographic footprint with direct operations in the United States, Canada, Australia, Mexico China and the U.K. and distributor relationships in approximately 50 countries.  For more information, please visit www.armorall.com and www.stp.com.

On November 5, 2010, affiliates of Avista Capital Holdings, L.P. (‘‘Avista’’) acquired certain equity interests, assets and liabilities of The Clorox Company’s (‘‘Clorox’’) Auto-Care Products Business, excluding the Prestone and YPF licensed brands, that operated through various Clorox wholly-owned or controlled legal entities throughout the world pursuant to the terms of a Purchase and Sale Agreement, dated September 21, 2010 (the ‘‘Acquisition’’). After completion of the Acquisition, the Company was renamed the’’Armored AutoGroup.” Armored AutoGroup Parent, Inc. (‘‘AAG Parent’’ or ‘‘Parent’’) indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Armored AutoGroup Intermediate Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form 10-K Annual Report dated April 1, 2013.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; competition from other companies; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; developments in technology and related changes in consumer behavior;  fluctuations in raw material prices; our substantial indebtedness and our ability to service our debt;  fluctuations in currency exchange rates; unfavorable political conditions in international markets and risks relating to concentrations in international operations; our reliance on a limited number of suppliers; the seasonality of our business ; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods.

Armored AutoGroup Inc.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$4,206	$4,935
Accounts receivable	69,602	54,300
Inventories	42,444	37,250
Due from Clorox	—	11,727
Other current assets	12,891	9,937
Total current assets	129,143	118,149

Property, plant and equipment	31,473	29,905
Goodwill	362,216	384,793
Intangible assets	352,905	388,175
Deferred financing costs and other assets	5,020	6,454
Total assets	$880,757	$927,476

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Book overdraft	$—	$1,987
Accounts payable	13,158	8,606
Accrued expenses and other current liabilities	28,571	22,614
Income taxes payable	—	1,821
Due to Parent	795	795
Due to Clorox	137	—
Current portion of long-term debt, less discount	279	470
Total current liabilities	42,940	36,293

Long-term debt, less discount and current portion	553,581	553,861
Other liability	2,500	2,500
Deferred income taxes	105,131	116,489
Total liabilities	704,152	709,143

Commitments and contingencies (Note 6)
Shareholder’s Equity:
Common stock ($0.01 par value, 1,000 shares authorized, issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Additional paid-in capital	260,750	260,484
Accumulated deficit	(85,585)	(39,784)
Accumulated other comprehensive loss	1,440	(2,367)
Total shareholder’s equity	176,605	218,333
Total liabilities and shareholder’s equity	$880,757	$927,476

Armored AutoGroup Inc.

STATEMENTS OF RESULTS OF OPERATIONS

(In thousands)

	Year ended December 31,
	2012	2011

Net sales	$306,468	$281,317
Cost of products sold	167,570	153,114
Cost of products sold - acquisition related	—	4,439

Gross profit	138,898	123,764

Operating expenses:
Selling and administrative expenses	48,306	40,240
Advertising costs	31,072	24,699
Research and development costs	2,211	2,307
Amortization of acquired intangible assets	36,701	36,701
Goodwill impairment	24,117	—
Acquisition-related charges	—	1,020
Total operating expenses	142,407	104,967
Operating profit	(3,509)	18,797
Non-operating expenses (income):
Interest expense	48,887	48,090
Other expense, net	445	80

Loss before benefit for income taxes	(52,841)	(29,373)
Benefit for income taxes	(7,040)	(11,705)
Net loss	$(45,801)	$(17,668)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	3,807	(2,007)
Comprehensive loss	$(41,994)	$(19,675)

Armored AutoGroup Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(45,801)	$(17,668)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46,813	45,262
Goodwill impairment	24,117	—
Share-based compensation	266	266
Deferred income taxes	(10,612)	(14,126)
Other	157	375
Cash effect of changes in:
Accounts receivable	(15,302)	(18,934)
Inventories	(5,194)	972
Due from Clorox	11,864	(10,053)
Other current assets	(753)	(476)
Book overdraft	(1,987)	1,987
Accounts payable and accrued liabilities	10,509	2,299
Income taxes	(4,436)	306
Other	603	—
Net cash provided by (used in) operating activities	10,244	(9,790)

Cash flows from investing activities:
Capital expenditures	(7,698)	(13,011)
Net cash used in investing activities	(7,698)	(13,011)

Cash flows from financing activities:
Borrowings under revolver	64,001	29,500
Payments on revolver	(64,001)	(29,500)
Principle payments on term loan	(3,000)	(3,000)
Advance from Parent	—	795
Deferred financing costs	(350)	(670)
Net cash used in financing activities	(3,350)	(2,875)

Effect of exchange rate changes on cash	75	(1,090)
Net increase (decrease) in cash	(729)	(26,766)
Cash at beginning of period	4,935	31,701
Cash at end of period	$4,206	$4,935

Supplemental cash flow disclosures:
Cash paid for interest	$45,314	$40,866
Cash paid for income taxes	$8,207	$2,116

ARMORED AUTOGROUP INC.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

Armored AutoGroup

Adjusted EBITDA by quarter

($ in 000s)

($ in thousands)	2012	2011
Net earnings (loss)	$(45,801)	$(17,668)
Interest expense	48,887	47,746
Provision (benefit) for income taxes	(6,676)	(11,705)
Depreciation and amortization expense	43,055	41,426
Goodwill Impairment	24,117
EBITDA	63,582	59,799
Share based compensation (1)	261	265
Transition Services Agreement (2)	820	10,673
Total acquisition related charges (3)	13,527	16,455
Workforce retention and other transitional charges (4)	658	1,213
Sponsor monitoring fees (5)	1,101	1,114
Non-cash write-off of assets (6)	—	265
Enterprise Resource Planning implementation (7)	3,661	1,497
Aggregate Adjustments to EBITDA	20,028	31,482
Adjusted EBITDA	$83,609	$91,281

EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. ‘‘Adjusted EBITDA’’ is calculated by adding to or subtracting from EBITDA items of expense and income as described below. Of the aggregate adjustments to EBITDA of $20,028  in the year-ended December 31, 2012, $7,007 reduced the Company’s gross profit and $13,021 million were included in Selling and Administrative Expenses.  We also use EBITDA and Adjusted EBITDA as a measure to calculate certain incentive-based compensation and certain financial covenants related to our Credit Facility and as a factor in our tangible and intangible asset impairment test. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service indebtedness that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(1)                                 Non-cash compensation expenses include share-based compensation expense related to options granted under the Company’s 2010 Stock Option Plan.

(2)                                 In conjunction with the Acquisition agreement, the Company entered into a shared services agreement (“Transition Services Agreement” or “TSA”) with Clorox whereby Clorox provides certain services, equipment and office space to the Company. Reflects costs incurred under the Transition Services Agreement with Clorox.

(3)                                 Reflects an adjustment for acquisition-related charges, the incremental cost of transitioning to a stand-alone basis and proforma cost savings.

(4)                                 Reflects one-time retention charges and other one-time compensation costs.

(5)                                 Amounts related to a monitoring agreement with Avista Capital Holdings, L.P..

(6)                                 Reflects amounts for non-cash write-off of certain machinery and equipment.

(7)                                 Reflects one-time non-capitalizable costs related to the implementation of our new Enterprise Resource Planning software.